Exhibit 10.4

POLYCOM, INC.

AMENDED SEVERANCE AGREEMENT

This Amended Severance Agreement (the “Agreement”) is made and entered into by and between Polycom, Inc., a Delaware Corporation (the “Company”), and you, Robert Hagerty, effective as of December 19, 2008 (the “Effective Date”) and amends and restates the Severance Agreement entered into as of May 20, 2008 (the “Amended Effective Date”), which amended and restated the Severance Agreement entered into as of July 31, 2003 (the “Original Effective Date”), by you and the Company. For purposes of this Agreement, the “Company” shall include any parent or subsidiary of the Company, unless the context clearly requires otherwise.

This Agreement is intended to strongly encourage you to remain with the Company by providing you with certain severance benefits in the event that your employment with the Company terminates under certain circumstances. This Agreement also is intended to provide you with enhanced financial security in recognition of your past and future service to the Company.

1. Eligibility for Severance Benefits. You will be entitled to the payments and benefits described in Section 2 only if both: (a) either (1) the Company terminates your employment for a reason other than Cause, death or Disability, or (2) you voluntarily terminate your employment with the Company for Good Reason, and (b) you (1) sign and deliver to the Company a Release of Claims satisfactory to the Company within the period required by the Release of Claims and in no event later than sixty (60) days following your termination, inclusive of any revocation period set forth in the Release of Claims, (2) do not subsequently revoke your signature on the Release of Claims, and (3) comply with all of the terms of this Agreement, including (but not limited to) Section 7 regarding Non-Solicitation of Employees and Section 8 regarding Non-Competition. Notwithstanding the preceding, if your termination of employment would qualify you for payments and benefits under your Amended Change of Control Severance Agreement with the Company dated December 19, 2008, you will receive none of the payments and benefits described in Section 2. Instead, you will receive the payments and benefits to which you are entitled under your Change of Control Severance Agreement.

2. Severance Benefits. If you meet the eligibility requirements described in Section 1, you will receive the following.

(a) Severance Payments. You will receive severance pay equal to your annual base salary and target bonus in effect immediately prior to the date of your termination of employment (the “Termination Date”) for a period of two years following the Termination Date. The severance pay with respect to your annual base salary will be paid in accordance with the Company’s standard payroll practices and the severance pay with respect to your target bonus will be paid at the same time as bonuses are scheduled to be paid to the Company’s other senior executives. Subject to Section 2(e) below, if your employment ends on or before October 15 of a calendar year, your severance payments will commence within three (3) days after the Release of Claims becomes effective and no longer is subject to revocation but on or before December 31 of that calendar year. If your employment ends after October 15 of a calendar year, your severance payments will commence on the later of (1) the first payroll date in the calendar year next following the calendar year in which your employment has ended or (2) the first payroll date following the date your Release of Claims becomes effective, subject to Section 2(e) below.

(b) Option Exercisability. You will have one year following the Termination Date to exercise your Company stock option grant nos. 00000822 (dated July 23, 1999), NQ000822 (dated July 23, 1999), 00002008 (dated May 17, 2001), NQ002008 (dated May 17, 2001) and any Company stock options granted to you after the Original Effective Date, but in each case only to the extent that such option is vested and unexpired on the Termination Date. Moreover, in no event may any such option be exercised after the original maximum term of the option. Any options that are unvested on the Termination Date will be forfeited on that date.

(c) Other Benefits. You may continue your health, dental and vision benefits coverage under the Company’s group health plans for up to one year following the Termination Date or until you (and your eligible dependents) become eligible for group insurance benefits from another employer or are no longer eligible to receive continuation coverage pursuant to COBRA, whichever comes first, but only if you elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. For the duration of the one-year coverage period, the Company will reimburse you for the COBRA premiums paid by you (for coverage for yourself and your eligible dependents). COBRA reimbursements will be made by the Company to you consistent with the Company’s normal expense reimbursement policy, provided that you submit documentation to the Company substantiating your payments for COBRA coverage. After the one-year coverage period, Company reimbursements will cease and you will be responsible for the payment of any COBRA premiums. The Company will not reimburse you for any taxable income imputed to you because the Company has reimbursed you for your COBRA premiums (or those of your eligible dependents).

(d) Accrued Wages and Paid-Time Off; Expenses. The Company will pay you: (1) any unpaid base salary due for periods prior to the Termination Date, (2) all of your accrued and unused paid-time off (“PTO”) through the Termination Date, (3) following your submission of proper expense reports, the total unreimbursed amount of all expenses incurred by you in your duties of employment with the Company that are reimbursable in accordance with the Company’s then-existing policies, and (4) any other benefits due to you through the Termination Date under the Company’s formal employee benefit plans (for example, the Company’s “401(k)” plan). These payments will be made promptly upon your employment termination and within the period of time mandated by law or as provided in the applicable plan document.

(e) Section 409A.

(i) Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) payable under this Agreement will be considered due or payable until you have incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated thereunder (together, “Section 409A”). In addition, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), then the severance benefits payable to you under this Agreement, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to you on or within the six (6) month period following your separation from service will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of your separation from service. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service but prior to the six (6) month anniversary of your date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to your estate as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(ii) Amendments to this Agreement to Comply with Section 409A. This provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions, which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

3. Other Terminations of Employment. If your employment with the Company is terminated by the Company for Cause, death or Disability, or if you voluntarily terminate your employment other than for Good Reason, you will not be entitled to receive any of the payments or benefits described in Section 2 of this Agreement. However, you may be eligible for benefits under the Company’s severance and benefit plans and policies on the Termination Date. In addition, the Company will pay you: (1) any unpaid base salary due for periods prior to the Termination Date, (2) all of your accrued and unused PTO through the Termination Date, (3) following your submission of proper expense reports, the total unreimbursed amount of all expenses incurred by you in your duties of employment with the Company that are reimbursable in accordance with the Company’s then-existing policies, and (4) any other benefits due to you through the Termination Date under the Company’s formal employee benefit plans (for example, the Company’s “401(k)” plan). These payments will be made promptly upon your employment termination and within the period of time mandated by law or as provided in the applicable plan document.

4. Definition of Terms. The following terms used to in this Agreement shall have the following meanings:

(a) Cause. “Cause” means (1) an act of personal dishonesty taken by you in connection with your responsibilities as an employee and intended to result in your substantial personal enrichment, (2) your being convicted of a crime recognized as a felony in the United States, (3) a willful act by you which constitutes gross misconduct and which is injurious to the Company, (4) following delivery to you of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the you have not substantially performed your duties, continued violations by you of your obligations to the Company which are demonstrably willful and deliberate on your part.

(b) Disability. “Disability” means your being unable to perform the principal functions of your duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six months. The Company will determine whether a Disability exists based on evidence provided by one or more physicians selected by the Company and reasonably acceptable to you.

(c) Good Reason. “Good Reason” means, without your written consent (1) a material reduction of your duties, authority or responsibilities, relative to your duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to you of such reduced duties, authority or responsibilities; (2) a substantial reduction of the facilities and perquisites (including office space and location) available to you immediately prior to such reduction; (3) a reduction by the Company of your base compensation or target annual bonus opportunity as in effect immediately prior to such reduction; (4) a material reduction by the Company in the kind or level of benefits to which you were entitled immediately prior to such reduction with the result that your overall benefits are significantly reduced (unless similar reductions apply to substantially all of the Company’s other senior executives); (5) your relocation to a facility or a location more than thirty-five (35) miles from your then present location.

(d) Release of Claims. “Release of Claims” means a written waiver by you (in a form specified by the Company) of all employment-related obligations of the Company and all claims and causes of action against the Company.

5. Term of Agreement. If you have a termination of employment that entitles you to receive the payments and benefits described in Section 2, this Agreement will terminate when all of your and the Company’s obligations under the Agreement have been satisfied. If you have a termination of employment that does not entitle you to receive the payments and benefits descried in Section 2, this Agreement will terminate on the Termination Date.

6. At-Will Employment. The Company and you acknowledge that your employment is and will continue to be at-will, as defined under applicable law.

7. Non-Solicitation of Employees. You agree that for a period of one year following the Termination Date, you will not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for yourself or any other person or entity.

8. Non-Competition. With respect to the businesses of the Company or any of its subsidiaries on either the Original Effective Date, the Amended Effective Date, the Effective Date or the date of your termination of employment from the Company and all of it subsidiaries (collectively, the “Businesses”), you agree that during period beginning on the Original Effective Date and ending two years after the date on which you terminate employment, you, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will: (i) not engage, participate or invest in any business activity anywhere in the world that is directly competitive with the principal products or services of the Businesses (except that it will not be a violation of this Section 11 for you to own as a passive investment not more than one percent of any class of publicly traded securities of any entity); nor (ii) directly or indirectly solicit business from any of the Businesses’ customers and users on behalf of any business that directly competes with the Businesses.

9. Assignment. This Agreement will be binding upon and become of advantage to (a) your heirs, executors and legal representatives upon your death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of your rights to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of your right to compensation or other benefits will be null and void.

10. Notices.

(a) General. All notices, requests, demands and other communications called for by this Agreement will be in writing and will be deemed given (1) on the date of delivery if delivered personally, (2) one day after being sent by a well established commercial overnight service, or (3) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Polycom, Inc.

4750 Willow Road

Pleasanton, CA 94588

Attn: General Counsel

If to you:

at your last residential address known by the Company.

(b) Notice of Termination. Any termination by the Company for Cause or by you for Good Reason must be communicated by a notice of termination to the other party. The notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the date of your employment termination (which will not be more than 30 days after the giving of such notice). Any failure on your part to include in the notice any fact or circumstance that contributes to a showing of Good Reason will not waive any of your rights under this Agreement or prevent you from asserting that fact or circumstance in enforcing this Agreement.

11. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

12. Entire Agreement. This Agreement, your Change of Control Severance Agreement and the agreements evidencing any Company stock options and other equity compensation awards (if any) granted to you represent the entire agreement and understanding between the Company and you concerning your severance arrangements with the Company or any of its subsidiaries, and supersedes and replaces any and all prior agreements and understandings concerning your severance arrangements with the Company. With respect to equity compensation awards granted on or after the date hereof, the acceleration of vesting provided herein will apply to such awards except to the extent otherwise explicitly provided in the applicable equity award agreement

13. Arbitration.

(a) General. In consideration of your service to the Company, its promise to arbitrate all employment related disputes and your receipt of the compensation, pay raises and other benefits paid to you by the Company, at present and in the future, you agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your service to the Company under this Agreement or otherwise or the termination of your service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which you agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. You further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with you.

(b) Procedure. You agree that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. You agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. You agree that the arbitrator shall issue a written decision on the merits. You also agree that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. You understand the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that you shall pay the first $200.00 of any filing fees associated with any arbitration you initiate. You agree that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

(c) Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between you and the Company. Accordingly, except as provided for by the Rules, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, you agree that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(e) Administrative Relief. You understand that this Agreement does not prohibit you from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude you from pursuing court action regarding any such claim.

(f) Voluntary Nature of Agreement. You acknowledge and agree that you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. You further acknowledge and agree that you have carefully read this Agreement and that you have asked any questions needed for you to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that you are waiving your right to a jury trial. Finally, you agree that you have been provided an opportunity to seek the advice of an attorney of your choice before signing this Agreement.

14. No Oral Modification, Cancellation or Discharge. This Agreement may be changed or terminated only in writing (signed by you and an authorized officer of the Company).

15. Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes.

16. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

17. Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

18. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

ROBERT HAGERTY

/s/ Robert Hagerty	Date: December 19, 2008

POLYCOM, INC.

/s/ Sayed M. Darwish	Date: December 19, 2008
Name: Sayed M. Darwish
Title: SVP, CAO and General Counsel

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